Filed pursuant to Rule 433
January 29, 2009
Preliminary Prospectus Supplement dated January 29, 2009 to
Prospectus dated December 4, 2008
Registration No. 333-155932
General Mills, Inc.
$1,150,000,000 5.650% Notes due 2019
Pricing Term Sheet
January 29, 2009

Issuer:	General Mills, Inc.
Size:	$1,150,000,000
Maturity:	February 15, 2019
Coupon:	5.650%
Price to Public:	99.914%
Yield to maturity:	5.661%
Spread to Benchmark Treasury:	287.5 basis points
Benchmark Treasury:	3.750% due 11/15/18
Benchmark Treasury Yield:	2.786%
Interest Payment Dates:	February 15 and August 15, commencing August 15, 2009
Day Count Convention:	30/360
Redemption Provisions:
Make-whole call:	At any time at a discount rate of U.S. Treasury plus 40 basis points

Change of Control Offer to Purchase:	If a change of control triggering event occurs, unless General Mills has exercised its right to redeem the notes, it will be required to make an offer to purchase the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the date of repurchase.

Pricing:	January 29, 2009
Settlement:	February 3, 2009
Use of Proceeds:	To repay a portion of outstanding commercial paper
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	370334BH6 / US370334BH61
Ratings:	Baa1/BBB+/BBB+
Joint Book-Running Managers:	Deutsche Bank Securities Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611, J.P. Morgan Securities Inc. collect at (212) 834-4533, or Morgan Stanley & Co. Incorporated at 1-866-718-1649.